EX-99.CODE ETH

VOYA MUTUAL FUNDS

SARBANES-OXLEY ACT

CODE OF ETHICS

I.   Adoption

The Boards of Directors/Trustees (“Board”) of the Voya funds (each a “Fund,” and collectively, the “Funds”) adopted this code of ethics (“Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (“Act”), which requires annual disclosure of an investment company’s code of ethics applicable to its principal executive, principal financial and principal accounting officers of the Funds (“Covered Officers”). For the purposes of this Code, the chief executive officer and the chief financial officer of the Funds are the Covered Officers for the Funds.

II.   Policy

It is the policy of the Funds to conduct their affairs in an honest and ethical manner, and to comply with all applicable laws, rules and regulations. The purpose of this Code is to assist in the accomplishment of the foregoing policy, to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by a Fund;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	Prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

5.	Accountability for adherence to this Code.

If any part of this Code, or if compliance with any part of this Code, violates or conflicts with any applicable law, the provisions of such applicable law shall control. If any part of this Code, or if compliance with any part of this Code, violates or conflicts with any policy or practice of the Funds or of any service provider to the Funds, the provisions of this Code shall control.

A.	Covered Officer Duties

Each Covered Officer shall adhere to a high standard of business ethics in their dealings with and on behalf of a Fund, including but not limited to the following:

1.	Conduct themself in an honest and ethical manner when dealing with or on behalf of a Fund;

2.	Refrain from engaging in activity that would compromise their professional ethics or otherwise prejudice their ability faithfully to carry out their duties to the Funds;

3.	Refrain from using or appearing to use material non-public information acquired through their work for the Funds for unethical or illegal advantage, either directly or indirectly, through others;

4.	Place the interests of the Funds and their shareholders before their personal interests and manage actual or apparent conflicts of interest between their personal interests and the interests of a Fund in an ethical manner;

5.	Be familiar with the disclosure requirements generally applicable to the Funds and take all reasonable actions, consistent with their position(s) with a Fund and/or a Fund’s service providers(s) to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the SEC or other governmental authorities, and in other public communications made by a Fund;

6.	Comply with applicable governmental laws, rules, and regulations in their dealings with or on behalf of a Fund, and take all reasonable actions, consistent with their positions(s) with a Fund and/or Fund’s service provider(s), to ensure compliance by the Fund with applicable governmental laws, rules, and regulations;

7.	Take all reasonable actions, consistent with their position(s) with a Fund and/or a Fund’s service provider(s), to ensure prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code;

8.	Not knowingly misrepresent, or knowingly cause or permit others to misrepresent, facts about a Fund to a Fund’s shareholders, directors, counsel, or auditors, to governmental regulators or self-regulatory organizations, or to the public;

9.	Consult with other officers of a Fund, and its adviser(s), administrator, and principal underwriter, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC, and in other public communications made by the Funds;

10.	Promote compliance by the Funds with the standards and restrictions imposed by applicable governmental laws, rules, and regulations;

11.	Not influence investment decisions or financial or other reporting by the Fund whereby the Covered Officer would benefit personally;

12.	Not cause a Fund to take an action, or fail to take an action, whereby the Covered Officer would benefit personally; and

13.	Not retaliate or take any adverse action against, or cause or permit any retaliation or adverse action to be taken against, any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations of this Code or of applicable governmental laws, rules, and regulations that are made in good faith.

B.	Definitions

1.	Conflicts of Interest

For the purposes of this Code:

(i)	an actual conflict of interest is a situation in which a Covered Officer, a member of a Covered Officer’s immediate family, or an entity other than a Fund on whose behalf a Covered Officer is acting or from which a Covered Officer may receive compensation or other personal benefit, has an interest in a transaction or the results of a transaction in which a Fund is involved that is different from the interests of the Funds with regarding to that same transaction, and

(ii)	an “apparent conflict of interest” is a situation in which a Covered Officer, a member of a Covered Officer’s immediate family, or an entity other than a Fund on whose behalf a Covered Officers is acting or from which a Covered Officer may receive compensation or other personal benefit, appears to have an actual conflict of interest, without regard to whether an actual conflict of interest in fact exists.[1]

These inherent conflicts of interest are known to and understood by the Funds and the Board, and the Board has determined that the existence of these conflicts of interest is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Therefore, the fact that a Covered Officer acts primarily or exclusively on behalf of a party other than a Fund regarding a transaction that is covered by such inherent conflicts of interest shall not ipso facto cause such conduct to be in violation of the requirements of this Code. Absent specific dishonest or unethical conduct in such a transaction, the actions by a Covered Officer in such regard shall be deemed to be honest and ethical conduct, including the ethical handling or actual or apparent conflicts of interest between personal and professional relationships.

1 Certain conflicts of interest are inherent in the relationship between a Fund and a Covered Officer who is employed by the Fund’s investment adviser, administrator, or principal underwriter. As a result, this Code recognizes that Covered Officers will, in the normal course of their duties (whether acting on behalf of a Fund or on behalf of the adviser, the administrator or the principal underwriter, or a combination thereof) be involved in the recommending actions that may have different effects on the respective parties or may rebound to the benefit of the adviser, the administrator or the principal underwriter at the expense of the Fund. For example, the negotiation of the underlying advisory, administrative, and underwriting agreements necessarily places such Covered Officers in an actual conflict of interest position as to a Fund.

Notwithstanding the foregoing, an actual conflict of interest shall not include situations that are covered by law of the Funds’ and an investment adviser’s code of ethics required under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”).2

2.	Waiver and Implicit Waiver

The term “waiver” means the approval by a Fund of a material departure from a provision of this Code. The term “implicit waiver” means a failure by a Fund to act within a reasonable period of time regarding material departure from a provision of this Code that has been made known to an executive officer3 of the Fund.

3.	Benefit Personally; Immediate Family

Regarding a Covered Officer, the term “benefit personally” means the direct or indirect receipt by the Covered Officer, be a member of the Covered Officer’s immediate family, or by any entity (other than a Fund’s investment adviser or any affiliate thereof) of which the Covered Officer or any member of the Covered Officer’s immediate family owns 5% or more of the beneficial ownership interest or by which the Covered Officer or any member of the Covered Officer’s immediate family is employed, or from which the Covered Officer or any member of the Covered Officer’s immediate family receives any compensation or other benefit, or any compensation or other personal benefit. For the purposes of this Code, the term “member of the immediate family” means a Covered Officer’s parent, spouse of a parent, child, spouse of a child, spouse, sibling, and includes step and adoptive/foster relationships.

C.	Activities Requiring Prior Approval

A Covered Officer and their immediate family shall not engage in any of the following activities without the prior written approval of the Funds’ Chief Legal Officer (“CLO”) and the Funds’ Chief Executive Officer, except that in the case of the Chief Executive Officer or a member of the Chief Executive Officer’s immediate family, such approval shall be from the CLO and the Compliance Committee of the Board. To obtain such approval, the Covered Officer shall submit a written statement to the CLO describing in detail the proposed activity and the reasons for the activity.

2 These inherent conflicts of interest are already subject to prohibitions in the Investment Company Act and the Investment Advisers Act of 1940 (the “Investment Advisers Act”). For example, a Covered Officer may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as an “affiliated person” of the Fund. The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat and replace those programs and procedures, and such actual and apparent conflicts of interest fall outside the coverage of this Code. All other actual and apparent conflicts of interest are not subject to provisions in the Investment Company Act or the Investment Advisers Act, are covered by this Code.

3 The term “executive officer” when used with reference to a registrant, means its president, any vice president of the registrant in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the registrant.

1.	Service as a director, partner, officer, manager, or managing member on the board of any public or private company[4] other than a Fund’s investment adviser, administrator, principal underwriter, or an affiliate or any of the foregoing, if such company has current or prospective business dealings with a Fund or if a Fund may invest in securities issued by such company;

2.	Receipt of any entertainment[5] or meals from any company with which a Fund has current or prospective business dealings unless such entertainment or meals are business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety. For the purposes of this Code, entertainment and meals that are incidental to a business conference, seminar or meeting shall be deemed business-related, reasonable in cost, and appropriate as to time and place;

3.	Have any ownership interest in, or any consulting, employment, or compensation relationship with, any of a Fund’s service providers, other than its investment adviser(s), administrator, principal underwriter, or any affiliated person thereof; and

4.	Exploit for their own personal gain any opportunity which a Fund may exploit. This prohibition shall not apply to securities trading undertaken in conformance with the Funds’ and an investment adviser’s code of ethics adopted pursuant to Rule 17j-1 of the Investment Company Act.

D.	Prohibited Activities

A Covered Officer and their immediate family shall not engage in any of the following activities:

1.	Have a direct or indirect financial interest, such as compensation or equity ownership, in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transaction or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with a Fund’s investment adviser, administrator, principal underwriters, or any affiliated person thereof;

2.	Receive any gifts in excess of $500 in any calendar year from any entity or person that directly or indirectly currently or prospectively does or will do business with or receives compensation or other benefits from a Fund. For the purposes of this restriction, gifts from different persons employed by the same entity shall be aggregated, along with any gifts from the entity itself, in order to determine whether the $500 limit has been exceeded;

3.	Accept employment from any company, other than a Fund’s investment adviser(s), administrator, or principal underwriter (or any affiliate thereof), with which the Fund has current or prospective business dealings within one year after the latest to occur of such Covered Officer’s termination of employment at the Fund or at the Fund’s investment adviser(s) administrator or principal underwriter (or any affiliate thereof);

4 For the purposes of this Code, “company” includes any legal or business entity such as a corporation, limited liability company, partnership, limited partnership, trust, association, sole proprietorship, etc.

5 For the purposes of this Code, “entertainment” means activities or events, such as golfing, theater, sporting events, etc., at which a representative of the entertaining company is present along with the Covered Officer or their immediate family member. If a representative of the entertaining company is not present, such activities or events shall be treated as gifts hereunder.

4.	Borrow money from any Fund, or borrow money from or have any other financial transactions with any company, other than a Fund’s investment adviser(s), administrator or principal underwriter (or any affiliate thereof), with which the Fund has current or prospective business dealings, other than routine retail transactions that are effected on the same terms and conditions as are available to the general public;

5.	Engage in a transaction directly as a principal with a Fund, except that this prohibition shall not apply to the purchase or redemption of the shares of any Fund on the same terms and conditions as all other shareholders; and

6.	Any other activity that would cause them to benefit personally at the expense of a Fund.

E.	Covered Officer Reporting

Each Covered Officer shall:

1.	Upon adoption of this Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing to the CLO and the Board that they have received, read, and understand this Code. Such affirmation shall be substantially in the form attached hereto as Exhibit A.

2.	Annually affirm to the CLO and the Board that they have complied with the requirements of this Code. Such affirmation shall be substantially in the form attached hereto as Exhibit B.

3.	Report at least annually all employment, ownership, affiliations, or other relationships related to conflicts of interest that are included in the Fund’s Directors and Officers Questionnaire.

4.	Notify the CLO promptly if they know of any violation of this Code or of any applicable governmental laws, rules, and regulations. Failure to do so would be deemed a violation of this Code.

F.	Investigations

The Funds shall follow these procedures in investigating and enforcing this Code:

1.	The CLO shall take all appropriate action to investigate any potential violations reported to him or her;

2.	If, after such investigation, the CLO believes that no violation has occurred, the CLO shall not be required to take any further action;

3.	If, after such investigation, the CLO believes that a violation has occurred, the CLO shall report such violation to the Compliance Committee; and

4.	If the Compliance Committee concurs that a violation has occurred, it shall inform and make a recommendation to the Board, which shall consider appropriate action that may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the investment adviser or its board, and a recommendation to discipline or dismiss the Covered Officer or to require reimbursement or disgorgement by the Covered Officer of any personal benefits received.

G.	Waivers

The Compliance Committee and the CLO, as applicable, may grant a waiver to compliance with the Code by a Covered Officer or their immediate family if the Compliance Committee or the CLO determines that the proposed activity will not have an adverse impact on a Fund or on the ability of a Covered Officer to faithfully perform their other duties to the Funds. To obtain a waiver, a Covered Officer shall submit a written statement to the CLO describing in detail the proposed activity, and the reasons for the activity, and the provision(s) of this Code as to which a waiver is requested. Any waivers of the provisions of this Code shall be disclosed to the extent required by law and SEC rules.

H.	Relationship to Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser(s), administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment advisers’ and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

I.	Interpretation of the Code

The CLO has the authority and shall be responsible for applying this Code to specific situations and for making interpretations of this Code in a particular situation. In making interpretations of this Code, the CLO may consult with the Funds’ outside counsel as well as counsel to the independent Board members.

J.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board or committee thereof or the Funds’ outside counsel.

K.	Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund or any Covered Officer or their immediate family, as to any fact, circumstance, or legal conclusion.

L.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the independent directors. Material amendments to this Code shall be disclosed to the extent required by law and SEC rules.

Exhibit A

Voya Funds Sarbanes-Oxley Act Code of Ethics

Initial Acknowledgement

Covered Officer Name and Title:

(please print)

I acknowledge that I have received and read a copy of the Voya Funds Sarbanes-Oxley Act Code of Ethics (“Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I also acknowledge my responsibility to report any violation of the Code to the Chief Legal Officer of the Funds.

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Funds have the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in their sole discretion, with or without notice.

Signature	Date

Exhibit B

Voya Funds Sarbanes-Oxley Act Code of Ethics

Annual Acknowledgement

Covered Office Name and Title:

(please print)

I acknowledge that I have received and read a copy of the Voya Funds Sarbanes-Oxley Act Code of Ethics (“Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I also acknowledge that I have fully complied with the terms and provisions of the Code during the time period since the most recent Initial or Annual Acknowledgement provided by me.

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Funds have the right to amend, interpret, modify, or withdraw any of the provisions of the Code at any time in their sole discretion, with or without notice.

Signature	Date